Exhibit 10.1

FIFTH AMENDMENT TO CREDIT AGREEMENT

This Fifth Amendment to Credit Agreement (this “Amendment”) is dated as of August 15, 2013, and is between the Lenders identified on the signature pages hereof, WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in that capacity, “Agent”), BOISE CASCADE COMPANY, a Delaware corporation (“Boise Cascade”), and the Subsidiaries of Boise Cascade identified as Borrowers on the signature pages hereof (such Subsidiaries, together with Boise Cascade, “Borrowers”).

WHEREAS, the Lenders, Agent, and Borrowers entered into a Credit Agreement dated as of July 13, 2011 (as amended, restated, supplemented, or otherwise modified before the date of this Amendment, including, without limitation, by that certain First Amendment to Credit Agreement dated as of September 7, 2012, that certain Limited Consent and Amendment to Loan Documents dated as of December 20, 2012, that certain Third Amendment to Credit Agreement dated as of May 15, 2013, and that certain Fourth Amendment to Credit Agreement dated as of July 19, 2013, the “Credit Agreement”); and

WHEREAS, Boise Cascade desires that Agent and the Lenders (a) increase the Maximum Revolver Amount to $350,000,000 (the amount of such increase, the “Increase”), (b) extend the Maturity Date to July 31, 2018 and (c) amend certain other terms and provisions of the Credit Agreement as set forth herein.  Agent and the Lenders are willing to make the foregoing amendments subject to the terms of this Amendment.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Definitions. Defined terms used but not defined in this Amendment are as defined in the Credit Agreement.

2.                                      Amendment.  Subject to the satisfaction of the conditions to the Amendment Effective Date set forth in Section 4 hereof, Borrowers, Agent and the Lenders hereby agree as follows:

(a)                                 A new Section 4.32 is hereby added to the Credit Agreement to read as follows:

“4.32                  Indenture Borrowing Base.  As of the date of the making of each Advance (or other extension of credit) hereunder, the Borrowers are able to incur the additional Indebtedness contemplated by such Advance (or other extension of credit) without violating Section 4.03 of the Indenture, and, after giving effect to such Advance (or other extension of credit), the Indenture Borrowing Base exceeds the outstanding principal amount of Obligations, including the amount of such Advance (or other extension of credit), by an amount equal to or greater than 10% of the Maximum Revolver Amount.”

(b)                                 Section 6.1(n) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(n)                           any other Indebtedness (which may be secured by Liens on assets that do not constitute Collateral); provided that (i) the Payment Conditions are satisfied both immediately before and immediately after giving effect to the incurrence of such Indebtedness and (ii) if secured by Liens (other than in respect of Purchase Money Indebtedness or Capitalized Lease Obligations), such Indebtedness shall be subject to an intercreditor agreement acceptable to Agent and the Required Lenders addressing, among other things, the provision to Agent of customary access rights regarding any Equipment and/or Real Property securing such Indebtedness; and provided, further, that any such Indebtedness in excess of $5,000,000 in the aggregate shall have a final maturity date no earlier than 90 days after the Maturity Date and a weighted average life to maturity of not less than four years;”

(c)                                  Section 6.7(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a)                           Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Specified Indebtedness, except (a) regularly scheduled payments of principal, interest and fees, but only to the extent not otherwise prohibited under any subordination agreement or intercreditor agreement relating to such Indebtedness, and (b) any prepayment, redemption, retirement, defeasance or acquisition of Specified Indebtedness (together with any accrued interest and premiums thereon); provided that in the case of clause (b), the Payment Conditions are satisfied both immediately before and immediately after giving effect to the prepayment, redemption, retirement, defeasance or acquisition of such Indebtedness.”

(d)                                 Section 6.9(a)(iii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(iii)                         provided that the Payment Conditions are satisfied both immediately before and immediately after giving effect to such dividends or distributions and Administrative Borrower shall have delivered to Agent a certificate of a financial officer of Administrative Borrower certifying as to compliance with clauses (a) and (b) of the Payment Conditions and demonstrating (in reasonable detail) the calculations required by clause (b) thereof, Boise Cascade may make the following dividends and distributions to the extent not otherwise prohibited under this Agreement:”

(e)                                  Section 6.9(a)(iv) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(iv)                        provided that the Payment Conditions are satisfied both immediately before and immediately after giving effect to such dividends or distributions and Administrative Borrower shall have delivered to Agent a certificate of a financial officer of Administrative Borrower certifying as to compliance with clauses (a) and (b) of the Payment Conditions and demonstrating (in reasonable detail) the calculations required by clause (b) thereof, Boise Cascade may make any other additional dividends or distributions to the extent not otherwise prohibited under this Agreement; and”

(f)                                   Section 6.12(h) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(h)                           provided that the Payment Conditions are satisfied both immediately before and immediately after giving effect to such payment, the payment to Principal Holder of management fees and expense reimbursements to the extent such fees do not exceed $1,000,000 in the aggregate for all such fees in any fiscal year;”

(g)                                  Schedule C-1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Schedule C-1 hereto.

(h)                                 The definition of “Applicable Margin” in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Margin” means, as of any date of determination with respect to any Type of Loan, the applicable margin set forth in the following table that corresponds to the most recent Average Excess Availability calculation delivered to Agent pursuant to Section 5.1 of the Agreement (the “Average Excess Availability Calculation”):

Level	Average Excess Availability Calculation	Applicable Margin with respect to Base Rate Loans	Applicable Margin with respect to LIBOR Rate Loans
I	If Average Excess Availability is greater than 40% of the aggregate Revolver Commitments	0.50%	1.50%
II	If Average Excess Availability is greater than 20% but less than or equal to 40% of the aggregate Revolver Commitments	0.75%	1.75%
III	If Average Excess Availability is less than or equal to 20% of the aggregate Revolver Commitments	1.00%	2.00%

The Applicable Margin shall be based upon the most recent Average Excess Availability Calculation, which will be calculated as of the end of each fiscal quarter.  The Applicable Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of Average Excess Availability pursuant to Section 5.1 of the Agreement; provided, however, that if Borrowers fail to provide such certification when such certification is due, the Applicable Margin shall be set at the margin in the row styled “Level III” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Margin shall be set at the margin based upon the calculations disclosed by such certification).  In the event that the information regarding Average Excess Availability contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (a “Higher Applicable Margin Period”) than the Applicable Margin actually applied for such Higher Applicable Margin Period, then (i) Borrowers shall immediately deliver to Agent a correct certificate for such Higher Applicable Margin Period, (ii) the Applicable Margin shall be determined as if the correct Applicable Margin (as set forth in the table above) were applicable for such Higher Applicable Margin Period, and (iii) Borrowers shall within one (1) Business Day deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such Higher Applicable Margin Period, which payment shall be promptly applied by Agent to the affected Obligations.

(i)                                     The definition of “Borrowing Base Reporting Excess Availability Threshold” in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Borrowing Base Reporting Excess Availability Threshold” means 12.5% of the aggregate Revolver Commitments.

(j)                                    A new definition of “Canadian Dollars” and “Cdn$” is hereby added to Schedule 1.1 to the Credit Agreement to read as follows:

“Canadian Dollars” or “Cdn$” means the lawful currency of Canada, as in effect from time to time.

(k)                                 The definition of “Cash Dominion Excess Availability Threshold” in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Cash Dominion Excess Availability Threshold” means 12.5% of the aggregate Revolver Commitments.

(l)                                     The introductory paragraph in the definition of “Eligible Accounts” in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Eligible Accounts” means those Accounts created by any Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that (x) such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date; (y) if the Payment Conditions are satisfied immediately after giving effect thereto, then Agent shall not establish any criteria for excluding Accounts from Eligible Accounts other than those set forth below or previously established in accordance with this Agreement unless the Agent shall have given Boise Cascade at least five Business Days’ prior notice of Agent’s intention to establish any such new criteria including an explanation as to the reasons that the Agent has determined in its Permitted Discretion that such criteria are appropriate; and (z) if the Payment Conditions are not satisfied immediately after giving effect thereto, then Agent shall endeavor to give Boise Cascade at least five Business Days’ prior notice of Agent’s intention to establish any new criteria for excluding Accounts from Eligible Accounts other than those set forth below or previously established in accordance with this Agreement, but the Agent shall have no obligation to deliver any such notice if Agent determines in its Permitted Discretion that it is necessary or appropriate to establish such criteria without delay, and in no event will the Agent have any liability to any Loan Parties or otherwise for failure to deliver any notice described above.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash.  Eligible Accounts shall not include the following:”

(m)                             Clause (e) of the definition of “Eligible Accounts” in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(e)                            Accounts that are not payable in Dollars, other than Accounts payable in Canadian Dollars that are not in excess of Cdn$10,000,000 in the aggregate;”

(n)                                 The definition of “Excess Availability Threshold” in Schedule 1.1 to the Credit Agreement is hereby deleted in its entirety.

(o)                                 The definition of “Financial Covenant Excess Availability Threshold” in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Financial Covenant Excess Availability Threshold” means 10% of the aggregate Revolver Commitments.

(p)                                 The definition of “Indenture” in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Indenture” means that certain Indenture dated as of October 22, 2012, between Boise Cascade, Boise Cascade Finance Corporation, a Delaware corporation, certain guarantors party thereto, and U.S. Bank National Association, as amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted by this Agreement.

(q)                                 A new definition of “Indenture Borrowing Base” is hereby added to Schedule 1.1 to the Credit Agreement to read as follows:

“Indenture Borrowing Base” means an amount equal to the greater of (a) $300,000,000 and (b) an amount equal to the lesser of (i) the Initial Indenture Borrowing Base as at the end of the most recently ended fiscal quarter and (ii) the most recently calculated Initial Indenture Borrowing Base required to be delivered to Agent pursuant to Section 5.2.

(r)                                    A new definition of “Initial Indenture Borrowing Base” is hereby added to Schedule 1.1 to the Credit Agreement to read as follows:

“Initial Indenture Borrowing Base” means, as of any date of determination, an amount equal to the sum of (a) 85% of the amounts of all Accounts owned by Boise Cascade and its Restricted Subsidiaries (as such term is defined in the Indenture) and (b) 70% of the amounts of all Inventory owned by Boise Cascade and its Restricted Subsidiaries, in each case, plus (in the case of any Refinancing (as such term is defined in the Indenture)) the aggregate amount of fees, underwriting discounts, premiums, prepayment penalties and other costs and expenses Incurred (as such term is defined in the Indenture) in connection with the Refinancing, minus (i) the sum of all permanent repayments of principal with respect to Indebtedness hereunder pursuant to Section 4.06(a)(3)(A) of the Indenture and (ii) the aggregate principal amount of Indebtedness (as such term is defined in the Indenture) Incurred under Section 4.03(b)(15) of the Indenture then outstanding.

(s)                                   The definition of “Maturity Date” in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Maturity Date” means July 31, 2018.

(t)                                    The definition of “Maximum Revolver Amount” in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Maximum Revolver Amount” means $350,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.

(u)                                 A new definition of “Payment Conditions” is hereby added to Schedule 1.1 to the Credit Agreement to read as follows:

“Payment Conditions” means that at the time of each action or proposed action and after giving effect thereto each of the following conditions are satisfied:  (a) no Default or Event of Default shall have occurred and be continuing; and (b) either (i) Excess Availability (on the date of such action or proposed action after giving effect to any Advances made (or to be made) or Letters of Credit issued (or to be issued) on such date in connection with such action or proposed action) and Average Excess Availability (for the most recently ended fiscal quarter after giving pro forma effect to such action or proposed action) shall equal or exceed 25% of the aggregate Revolver Commitments or (ii) (x) Excess Availability (on the date of such action or proposed action after giving effect to any Advances made (or to be made) or Letters of Credit issued (or to be issued) on such date in connection with such action or proposed action) and Average Excess Availability (for the most recently ended fiscal quarter after giving pro forma effect to such action or proposed action) shall equal or exceed 15% of the aggregate Revolver Commitments and (y) the Fixed Charge Coverage Ratio as of the last day of the most recently ended fiscal period for which financial statements are required to be furnished to Agent, after giving pro forma effect to such action or proposed action, is at least 1.0 to 1.0.

(v)                                 Clause (q) of the definition of “Permitted Asset Dispositions” in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(q)                           any other Asset Disposition so long as (i) the Payment Conditions are satisfied both immediately before and immediately after giving effect to such Asset Disposition and (ii) if such Asset Disposition is an Asset Disposition of the type described in clause (b) of this definition, the Net Cash Proceeds of such Asset Disposition are deposited into an account subject to a Control Agreement or remitted to the Agent for application against outstanding Obligations; and”

(w)                               Clause (i) of the definition of “Permitted Contingent Obligations” in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(i) in respect of Indebtedness permitted under clause (s) of Section 6.1, so long as the Payment Conditions are satisfied both immediately before and immediately after giving effect to the incurrence or assumption of such Contingent Obligations; and”

(x)                                 The proviso immediately succeeding clause (n) of the definition of “Restricted Investment” in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“provided, however, that with respect to any Investment under clause (d)(ii) or (e) above, the Payment Conditions are satisfied both immediately before and immediately after giving effect to such Investment and Administrative Borrower shall have delivered to Agent a certificate of a financial officer of Administrative Borrower certifying as to compliance with clauses (a) and (b) of the Payment Conditions and demonstrating (in reasonable detail) the calculations required by clause (b) thereof.”

(y)                                 The definition of “Restricted Payment Excess Availability Threshold” in Schedule 1.1 to the Credit Agreement is hereby deleted in its entirety.

(z)                                  Clause (a) of Schedule 5.2 to the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a)                           a Borrowing Base Certificate, together with a calculation of the Initial Indenture Borrowing Base as of such date,”

3.                                      Representations. To induce Agent and the Lenders to enter into this Amendment, each Borrower hereby represents to Agent and the Lenders as of the date hereof as follows:

(a)                                 that such Borrower is duly authorized to execute and deliver this Amendment, and that each Loan Party is duly authorized to perform its obligations under the Loan Documents to which it is a party;

(b)                                 that the execution and delivery of this Amendment by such Borrower do not and will not violate any material provision of federal, state or local law or regulation applicable to it or of their respective Governing Documents, or of any order, judgment, or decree of any court or other Governmental Authority binding on them;

(c)                                  that this Amendment is a legal, valid, and binding obligation of each Loan Party party hereto, enforceable against such Loan Party in accordance with its terms, except as enforcement is limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally;

(d)                                 that, as of the Amendment Effective Date and after giving effect to this Amendment, the representation and warranties set forth in Section 4 of the Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), in each case with the same effect as if such representations and warranties had been made on the Amendment Effective Date, except to the extent that any such representation or warranty expressly relates to an earlier date; and

(e)                                  that, as of the Amendment Effective Date and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

4.                                      Conditions. This Amendment shall become effective on the date each of the following conditions have been met (such date, the “Amendment Effective Date”):

(a)                                 this Amendment shall have been executed and delivered by Agent, the Lenders, and Borrowers, and acknowledged by the Guarantor;

(b)                                 Agent shall have received payment in immediately available funds of an amendment fee in an amount equal to $300,000, such amendment fee to be for the account of Agent and the Lenders, and shall be distributed by Agent as separately agreed between Agent and the Lenders; and

(c)                                  Agent shall have received payment in immediately available funds of a closing fee in an amount equal to $125,000, such closing fee to be for the account of Agent and the Lenders providing the Increase, which Lenders are identified on the signature pages hereof, and shall be distributed by Agent as separately agreed between Agent and the applicable Lenders.

Agent’s delivery to Boise Cascade of a copy of this Amendment executed by all necessary parties described in Section 4(a) hereof shall be deemed evidence that the Amendment Effective Date has occurred.

5.                                      Miscellaneous. (a) This Amendment is governed by, and is to be construed in accordance with, the laws of the State of New York.  Each provision of this Amendment is severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.

(b)                                 This Amendment binds Agent, the Lenders, and Borrowers and their respective successors and assigns, and will inure to the benefit of Agent, the Lenders, and Borrowers and the successors and assigns of Agent and each Lender.

(c)                                  Except as specifically modified by the terms of this Amendment, all other terms and provisions of the Credit Agreement and the other Loan Documents are incorporated by reference in this Amendment and in all respects continue in full force and effect.  Each Borrower, by execution of this Amendment, and the Guarantor, by acknowledgement of this Amendment, hereby reaffirms, assumes, and binds themselves to all applicable obligations, duties, rights, covenants, terms, and conditions that are contained in the Credit Agreement (as amended hereby) and the other Loan Documents (including the granting of any Liens for the benefit of Agent and the Lenders).

(d)                                 This Amendment is a Loan Document.  Each Borrower acknowledges that Agent’s reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with this Amendment constitute Lender Group Expenses.

(e)                                  The parties may sign this Amendment in several counterparts, each of which will be deemed to be an original but all of which together will constitute one instrument.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

[SIGNATURE PAGES TO FOLLOW]

The parties are signing this Fifth Amendment to Credit Agreement as of the date stated in the introductory clause.

BOISE CASCADE COMPANY,
a Delaware corporation, as a Borrower

By:	/s/ Kelly Hibbs
Name:	Kelly Hibbs
Title:	Vice President and Controller

BOISE CASCADE BUILDING MATERIALS DISTRIBUTION, L.L.C.,
a Delaware limited liability company, as a Borrower

By:	/s/ Kelly Hibbs
Name:	Kelly Hibbs
Title:	Vice President and Controller

BOISE CASCADE WOOD PRODUCTS, L.L.C.,
a Delaware limited liability company, as a Borrower

By:	/s/ Kelly Hibbs
Name:	Kelly Hibbs
Title:	Vice President and Controller

[Signature Page to Fifth Amendment to Credit Agreement]

WELLS FARGO CAPITAL FINANCE, LLC,
as Agent and as a Lender

By:	/s/ Peter Possenato
Name:	Peter Possenato
Title:	Director

[Signature Page to Fifth Amendment to Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Gregory A. Jones
Name:	Gregory A. Jones
Title:	Senior Vice President

[Signature Page to Fifth Amendment to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Lynn Gosselin
Name:	Lynn Gosselin
Title:	Senior Vice President

[Signature Page to Fifth Amendment to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Peter S. Predun
Name:	Peter S. Predun
Title:	Executive Director

[Signature Page to Fifth Amendment to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Kevin J. Gimber
Name:	Kevin J. Gimber
Title:	Assistant Vice President

[Signature Page to Fifth Amendment to Credit Agreement]

Acknowledged and Agreed:

BOISE CASCADE WOOD PRODUCTS HOLDINGS CORP.,
a Delaware corporation, as Guarantor

By:	/s/ Kelly Hibbs
Name:	Kelly Hibbs
Title:	Vice President and Controller

[Signature Page to Fifth Amendment to Credit Agreement]

Schedule C-1

Commitments

Lender	Revolver Commitment
Wells Fargo Capital Finance, LLC	$115,000,000.00
Bank of America, N.A.	$100,000,000.00
U.S. Bank National Association	$60,000,000.00
PNC Bank, National Association	$40,000,000.00
JPMorgan Chase Bank, N.A.	$35,000,000.00

All Lenders	$350,000,000.00